Exhibit 99.1

Radian Announces Fourth Quarter and Full Year 2022 Financial Results

— Fourth quarter GAAP net income of $162 million, or $1.01 per diluted share, and full year GAAP net income of $743 million, or $4.35 per diluted share —

— Full year return on equity of 18.2% and full year adjusted net operating return on equity of 20.3% —

— Primary mortgage insurance in force increases 6.1% year-over-year to $261 billion —

— Purchased $400 million, or 11.1% of total shares outstanding of Radian Group common stock in 2022 —

— Paid $135 million of dividends to stockholders during the year —

— Completed a series of capital actions in the fourth quarter that resulted in a $382 million distribution from Radian Guaranty to Radian Group and positioned Radian Guaranty to resume paying recurring ordinary dividends to Radian Group starting in the first quarter of 2023 —

WAYNE, Pa.--(BUSINESS WIRE)--February 8, 2023--Radian Group Inc. (NYSE: RDN) today reported net income for the quarter ended December 31, 2022, of $162.3 million, or $1.01 per diluted share. This compares with net income for the quarter ended December 31, 2021, of $193.4 million, or $1.07 per diluted share.

Net income for the full year 2022 was $742.9 million, or $4.35 per diluted share. This compares with net income for the full year 2021 of $600.7 million, or $3.16 per diluted share.

Key Financial Highlights	Quarter ended			Year ended
($ in millions, except per-share amounts)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net income (1)	$162.3	$198.3	$193.4	$742.9	$600.7
Diluted net income per share	$1.01	$1.20	$1.07	$4.35	$3.16
Consolidated pretax income	$203.3	$255.5	$246.5	$952.8	$764.8
Adjusted pretax operating income (2)	$213.0	$272.7	$245.1	$1,052.7	$757.7
Adjusted diluted net operating income per share (2)(3)	$1.05	$1.31	$1.07	$4.87	$3.15
Return on equity (1)(4)	17.0%	20.7%	18.2%	18.2%	14.1%
Adjusted net operating return on equity (2)(3)	17.6%	22.5%	18.2%	20.3%	14.0%
New Insurance Written (NIW) - mortgage insurance	$12,859	$17,616	$23,710	$67,954	$91,830
Net premiums earned - mortgage insurance	$229.9	$235.2	$249.7	$957.2	$998.3
New defaults (5)	10,735	9,601	9,342	37,738	37,470
Provision for losses - mortgage insurance	($43.5)	($97.5)	($46.6)	($339.4)	$19.4
homegenius revenues	$18.6	$25.1	$44.7	$110.0	$149.1

	Quarter ended
($ in millions, except per-share amounts)	December 31, 2022	September 30, 2022	December 31, 2021
Book value per share	$24.95	$23.80	$24.28
Accumulated other comprehensive income (loss) value per share (6)	($2.91)	($3.20)	$0.68
PMIERs Available Assets (7)	$5,553	$5,358	$5,406
PMIERs excess Available Assets (8)	$1,727	$1,628	$2,077
Total Holding Company Liquidity (9)	$1,178	$848	$880
Total investments	$5,693	$5,592	$6,514
Primary mortgage insurance in force	$260,994	$259,121	$245,972
Percentage of primary loans in default (5)(10)	2.2%	2.1%	2.9%
Mortgage insurance loss reserves	$421	$478	$823
(1)

Net income for the fourth quarter of 2022 includes a pretax net gain of $6.8 million on investments and other financial instruments. Net income for the third quarter and full year of 2022 includes a pretax net loss on investments and other financial instruments of $16.3 million and $80.7 million, respectively. This compares with a pretax net gain on investments and other financial instruments of $3.0 million and $15.6 million for the fourth quarter and full year of 2021, respectively.

(2)

Adjusted results, including adjusted pretax operating income, adjusted diluted net operating income per share and adjusted net operating return on equity, are non-GAAP financial measures. For definitions and reconciliations of these measures to the comparable GAAP measures, see Exhibits F and G.

(3)	Calculated using the company’s statutory tax rate of 21%.
(4)	Calculated by dividing annualized net income by average stockholders' equity, based on the average of the beginning and ending balances for each period presented.
(5)

Defaults for the fourth quarter of 2022 were impacted by two items: (i) approximately 300 incremental new defaults from areas impacted by Hurricane Ian and (ii) approximately 700 incremental total defaults (comprised of approximately 500 incremental new defaults and 200 fewer cures) due to a timing change in when Radian receives servicer default reporting. Since these incremental defaults are expected to be temporary in nature, there is no material impact expected to our provision for losses, loss reserves or claims paid from either of these items. See “Fourth Quarter Highlights” below for additional information.

(6)	Included in book value per share for each period presented.
(7)	Represents Radian Guaranty’s Available Assets, calculated in accordance with the Private Mortgage Insurer Eligibility Requirements (PMIERs) financial requirements in effect for each date shown.
(8)	Represents Radian Guaranty’s excess or “cushion” of Available Assets over its Minimum Required Assets, calculated in accordance with the PMIERs financial requirements in effect for each date shown.
(9)	Represents Radian Group's total liquidity, including available capacity under its $275 million unsecured revolving credit facility.
(10)	Represents the number of primary loans in default as a percentage of the total number of insured primary loans.

Adjusted pretax operating income for the quarter ended December 31, 2022, was $213.0 million, or $1.05 per diluted share. This compares with adjusted pretax operating income for the quarter ended December 31, 2021, of $245.1 million, or $1.07 per diluted share.

Adjusted pretax operating income for the full year 2022 was $1.1 billion, or $4.87 per diluted share. This compares with adjusted pretax operating income for the full year 2021, of $757.7 million, or $3.15 per diluted share.

Book value per share at December 31, 2022, was $24.95, compared to $23.80 at September 30, 2022, and $24.28 at December 31, 2021. This represents a 2.8% growth in book value per share at December 31, 2022, as compared to December 31, 2021, and includes accumulated other comprehensive income (loss) of $(2.91) per share as of December 31, 2022, and $0.68 per share as of December 31, 2021, which, if excluded as of both dates, would represent 18.1% growth for the period. Changes in accumulated other comprehensive income (loss) for 2022 are primarily from net unrealized losses on investments as a result of an increase in market interest rates during 2022. We do not expect to realize these losses given that we have the ability and the expectation to hold these securities until recovery.

“We reported another solid quarter for Radian, capping off an excellent year for our company. For the full year 2022, despite headwinds in the macroeconomic environment and continued cooling of the mortgage and real estate markets, we reported net income of $743 million and return on equity of 18.2%, while maintaining total holding company liquidity of $1.2 billion as of year end. Our primary mortgage in force portfolio grew more than 6% year-over-year to $261 billion and credit performance remained strong,” said Radian’s Chief Executive Officer Rick Thornberry. “And we returned significant capital to our stockholders during the year, paying $135 million of dividends and purchasing $400 million, or 11.1% of total shares outstanding, of Radian Group common stock.”

Thornberry added, “We are pleased to start the new year in a strong position, following the transformative year-end transactions that further enhance our capital strength and financial flexibility. We believe we are well positioned to serve our customers, provide value to our stockholders and continue our mission of ensuring affordable, sustainable and equitable homeownership.”

FOURTH QUARTER AND FULL YEAR HIGHLIGHTS

  NIW was $12.9 billion in the fourth quarter of 2022, compared to $17.6 billion in the third quarter of 2022, and $23.7 billion in the fourth quarter of 2021. NIW was $68.0 billion for the full year 2022, compared to $91.8 billion for the prior year.
    Purchase NIW decreased 27.1% in the fourth quarter of 2022 compared to the third quarter of 2022 and decreased 41.4% compared to the fourth quarter of 2021.
    Refinances accounted for 1.7% of total NIW in the fourth quarter of 2022, compared to 1.6% in the third quarter of 2022, and 8.9% in the fourth quarter of 2021.
    Of the $12.9 billion in NIW in the fourth quarter of 2022, 94.8% was written with monthly and other recurring premiums, compared to 95.5% in the third quarter of 2022, and 93.5% in the fourth quarter of 2021.
  Total primary mortgage insurance in force as of December 31, 2022, increased to $261.0 billion, an increase of 0.7% compared to $259.1 billion as of September 30, 2022, and an increase of 6.1% compared to $246.0 billion as of December 31, 2021. The year-over-year change reflects a 10.0% increase in monthly premium policy insurance in force and a 12.6% decline in single premium policy insurance in force.
    Persistency, which is the percentage of mortgage insurance that remains in force after a twelve-month period, was 79.6% for the twelve months ended December 31, 2022, compared to 75.9% for the twelve months ended September 30, 2022, and 64.3% for the twelve months ended December 31, 2021.
    Annualized persistency for the three months ended December 31, 2022, was 84.1%, compared to 81.6% for the three months ended September 30, 2022, and 71.7% for the three months ended December 31, 2021.
  Net mortgage insurance premiums earned were $229.9 million for the quarter ended December 31, 2022, compared to $235.2 million for the quarter ended September 30, 2022, and $249.7 million for the quarter ended December 31, 2021. Net mortgage insurance premiums earned were $957.2 million for the year ended December 31, 2022, compared to $998.3 million for the year ended December 31, 2021.
    Mortgage insurance in force portfolio premium yield was 38.1 basis points in the fourth quarter of 2022. This compares to 39.2 basis points in the third quarter of 2022, and 41.0 basis points in the fourth quarter of 2021.
    The impact of single premium policy cancellations before consideration of reinsurance represented 0.9 basis points of direct premium yield in the fourth quarter of 2022, 1.0 basis points in the third quarter of 2022, and 3.4 basis points in the fourth quarter of 2021.
    Total net mortgage insurance premium yield, which includes the impact of ceded premiums and accrued profit commission, was 35.4 basis points in the fourth quarter of 2022. This compares to 36.7 basis points in the third quarter of 2022, and 41.0 basis points in the fourth quarter of 2021.
    Details regarding premiums earned may be found in Exhibit D.
  The mortgage insurance provision for losses was a benefit of $43.5 million in the fourth quarter of 2022, compared to benefits of $97.5 million and $46.6 million in the third quarter of 2022 and fourth quarter of 2021, respectively. The mortgage insurance provision for losses was a benefit of $339.4 million for the year ended December 31, 2022, compared to a loss of $19.4 million for the year ended December 31, 2021.
    All periods benefited from significant favorable reserve development on prior period defaults, particularly in 2022, due to more favorable trends in cures than originally estimated. The decreased benefit in the fourth quarter of 2022 compared to the third quarter of 2022 was primarily related to less favorable development on prior period reserves, as the remaining loss reserve balance continues to decline.
    The number of primary delinquent loans was 21,913 as of December 31, 2022, compared to 21,077 as of September 30, 2022, and 29,061 as of December 31, 2021. As noted above, defaults for the fourth quarter of 2022 included the impact of a timing change in when Radian receives servicer default reporting, which realigned certain servicers that had previously reported near the end of each month to the mid-month reporting convention that is standard for the industry and for the rest of the servicers for our insured portfolio. As a result, cure activity occurring toward the end of the month associated with those servicers will now be captured in the subsequent month, with no material impact expected to our provision for losses, loss reserves or claims paid as a result of this operational change.
    The loss ratio in the fourth quarter of 2022 was (18.9)% compared to (41.5)% in the third quarter of 2022, and (18.6)% in the fourth quarter of 2021.
    Total mortgage insurance claims paid were $8.4 million in the fourth quarter of 2022, compared to $4.5 million in the third quarter of 2022, and $10.4 million in the fourth quarter of 2021. Excluding the impact of commutations and settlements in each period, claims paid were $3.8 million in the fourth quarter of 2022, compared to $3.2 million in the third quarter of 2022, and $3.8 million in the fourth quarter of 2021. For the full year 2022, total net claims paid, which includes the impact of settlements and commutations, were $20.9 million, compared to $35.3 million for the full year 2021.
  Radian's homegenius segment offers an array of title, real estate and technology products and services to consumers, mortgage lenders, mortgage and real estate investors, GSEs, real estate brokers and agents.
    Total homegenius segment revenues for the fourth quarter of 2022 were $18.6 million, compared to $25.1 million for the third quarter of 2022, and $44.7 million for the fourth quarter of 2021. Total homegenius segment revenues for the full year of 2022 were $110.0 million, compared to $149.1 million for the full year of 2021.
    Adjusted pretax operating loss, our primary segment measure of profitability for the homegenius segment, was $31.5 million for the quarter ended December 31, 2022, compared to $25.5 million for the quarter ended September 30, 2022, and $2.1 million for the quarter ended December 31, 2021. Adjusted pretax operating loss for the full year 2022 was $88.2 million, compared to $27.3 million for the full year 2021.
  Other operating expenses were $109.8 million in the fourth quarter of 2022, compared to $91.3 million in the third quarter of 2022, and $80.5 million in the fourth quarter of 2021. Other operating expenses were $381.1 million for the full year 2022, compared to $323.7 million for the full year 2021.
    Other operating expenses were elevated for the full year 2022 primarily due to: (i) $14.9 million in impairment of long-lived assets and other non-operating items recognized in the fourth quarter of 2022, primarily from impairments to our lease-related assets and (ii) severance and related expenses totaling $16.4 million, including $11.7 million recognized in the fourth quarter of 2022. Additional details regarding other operating expenses by segment may be found in Exhibit E.

CAPITAL AND LIQUIDITY UPDATE

Radian Group

  As of December 31, 2022, Radian Group maintained $902.8 million of available liquidity. Total Holding Company Liquidity, which includes the company’s $275.0 million unsecured revolving credit facility, was $1.2 billion as of December 31, 2022.
  As previously announced, in the fourth quarter of 2022 the Company purchased an additional 49 thousand shares of Radian Group common stock at a total cost of approximately $1.0 million, including commissions. After these repurchases, no purchase authority remained available under our February 2022 repurchase authorization. For the full year 2022, the company repurchased 19.5 million shares of Radian Group common stock at a total cost of $400.2 million, including commissions.
  As previously announced, in January 2023, Radian Group’s board of directors has approved a new share repurchase program that enables the company to repurchase its common stock. The shares may be purchased in the open market or in privately negotiated transactions. The new authorization provides Radian Group the flexibility to repurchase shares opportunistically from time to time and spend up to $300 million, based on market and business conditions, stock price and other factors. Radian Group plans to utilize a Rule 10b5-1 plan, which would permit the company to purchase shares, at pre-determined price targets, when it may otherwise be precluded from doing so. The authorization will expire on January 31, 2025.
  On November 9, 2022, Radian Group’s board of directors authorized a regular quarterly dividend on its common stock in the amount of $0.20 per share and the dividend was paid on December 2, 2022.

Radian Guaranty

  As previously announced, as part of the company’s efforts to enhance financial flexibility, the company completed a series of capital actions during the fourth quarter of 2022 affecting the company’s mortgage insurance subsidiaries.
    Effective December 1, 2022, the company novated the entire insured portfolio of its Radian Reinsurance Inc. subsidiary to an unrelated third-party insurer. Following the novation, the company completed the merger of Radian Reinsurance into Radian Guaranty in December 2022.
    Following completion of this merger, the Pennsylvania Insurance Department approved a $282 million return of capital and a $100 million early repayment of an outstanding surplus note from Radian Guaranty to Radian Group, both of which were paid on December 30, 2022.
    As a result of the favorable impact of these recent capital actions, we expect Radian Guaranty to have the ability to pay ordinary dividends to Radian Group, without the need for prior regulatory approval, beginning in the first quarter of 2023.
  At December 31, 2022, Radian Guaranty’s Available Assets under PMIERs totaled approximately $5.6 billion, resulting in excess available resources or a “cushion” of $1.7 billion, or 45%, over its Minimum Required Assets under PMIERs.
  As of December 31, 2022, 70% of Radian Guaranty's primary mortgage insurance risk in force is subject to some form of risk distribution, providing a $1.1 billion reduction of Minimum Required Assets under PMIERs.

CONFERENCE CALL

Radian will discuss fourth quarter and year-end 2022 financial results in a conference call tomorrow, Thursday, February 9, 2023, at 12:00 p.m. Eastern time. The conference call will be webcast live on the company’s website at https://radian.com/who-we-are/for-investors/webcasts or at www.radian.com. The webcast is listen-only. Those interested in participating in the question-and-answer session should follow the conference call dial-in instructions below.

The call may be accessed via telephone by registering for the call here to receive the dial-in numbers and unique PIN. It is recommended that you join 10 minutes prior to the event start (although you may register and dial in at any time during the call).

A digital replay of the webcast will be available on Radian’s website approximately two hours after the live broadcast ends for a period of one year at https://radian.com/who-we-are/for-investors/webcasts.

In addition to the information provided in the company's earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian's website at www.radian.com, under Investors.

NON-GAAP FINANCIAL MEASURES

Radian believes that adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and adjusted net operating return on equity (non-GAAP measures) facilitate evaluation of the company’s fundamental financial performance and provide relevant and meaningful information to investors about the ongoing operating results of the company. On a consolidated basis, these measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be considered in isolation or viewed as substitutes for GAAP measures of performance. The measures described below have been established in order to increase transparency for the purpose of evaluating the company’s operating trends and enabling more meaningful comparisons with Radian’s competitors.

Adjusted pretax operating income (loss) is defined as GAAP consolidated pretax income (loss) excluding the effects of: (i) net gains (losses) on investments and other financial instruments, except for certain investments attributable to our segments; (ii) gains (losses) on extinguishment of debt; (iii) amortization and impairment of goodwill and other acquired intangible assets; (iv) and impairment of other long-lived assets and other non-operating items, such as impairment of internal-use software, gains (losses) from the sale of lines of business and acquisition-related income and expenses. Adjusted diluted net operating income (loss) per share is calculated by dividing (i) adjusted pretax operating income (loss) attributable to common stockholders, net of taxes computed using the company’s statutory tax rate, by (ii) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income (loss), net of taxes computed using the company’s statutory tax rate, by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.

In addition to the above non-GAAP measures for the consolidated company, we also have presented as supplemental information non-GAAP measures for our homegenius segment of adjusted pretax operating income (loss) before allocated corporate operating expenses and adjusted gross profit. Adjusted pretax operating income (loss) before allocated corporate operating expenses is calculated as adjusted pretax operating income (loss) as described above (which is the segment's ASC 280 GAAP measure of operating performance), adjusted to remove the impact of corporate allocations of other operating expenses for the homegenius segment. Adjusted gross profit is further adjusted to remove other operating expenses. For the homegenius segment, adjusted pretax operating income (loss) before allocated corporate operating expenses and adjusted gross profit are used to facilitate comparisons with other services companies, since they are widely accepted measures of performance in the services industry and are used internally as supplemental measures to evaluate the performance of our homegenius segment.

See Exhibit F or Radian’s website for a description of these items, as well as Exhibit G for reconciliations to the most comparable consolidated GAAP measures.

ABOUT RADIAN

Radian Group Inc. (NYSE: RDN) is ensuring the American dream of homeownership responsibly and sustainably through products and services that include industry-leading mortgage insurance and a comprehensive suite of mortgage, risk, title, real estate and technology products and services. We are powered by technology, informed by data and driven to deliver new and better ways to transact and manage risk. Visit www.radian.com to learn more about how Radian is shaping the future of mortgage and real estate services.

FINANCIAL RESULTS AND SUPPLEMENTAL INFORMATION CONTENTS (Unaudited)

Exhibit A:	Condensed Consolidated Statements of Operations Trend Schedule
Exhibit B:	Net Income Per Share Trend Schedule
Exhibit C:	Condensed Consolidated Balance Sheets
Exhibit D:	Net Premiums Earned
Exhibit E:	Segment Information
Exhibit F:	Definition of Consolidated Non-GAAP Financial Measures
Exhibit G:	Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit H:	Mortgage Supplemental Information
New Insurance Written
Exhibit I:	Mortgage Supplemental Information
Primary Insurance in Force and Risk in Force
Exhibit J:	Mortgage Supplemental Information
Claims and Reserves, Default Statistics
Exhibit K:	Mortgage Supplemental Information
Reinsurance Programs
Radian Group Inc. and Subsidiaries Condensed Consolidated Statements of Operations Trend Schedule Exhibit A (page 1 of 2)

	2022				2021
(In thousands, except per-share amounts)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Revenues
Net premiums earned	$232,827	$240,222	$253,892	$254,190	$261,437
Services revenue	15,441	20,146	27,281	29,348	35,693
Net investment income	59,091	51,414	46,957	38,196	37,407
Net gains (losses) on investments and other financial instruments	6,845	(16,252)	(41,869)	(29,457)	3,025
Other income	520	659	572	703	805
Total revenues	314,724	296,189	286,833	292,980	338,367
Expenses
Provision for losses	(43,599)	(96,964)	(113,922)	(83,754)	(46,219)
Policy acquisition costs	5,931	5,442	5,940	6,605	7,271
Cost of services	16,128	18,717	22,760	24,753	28,333
Other operating expenses	109,785	91,327	90,495	89,541	80,476
Interest expense	21,594	21,183	20,831	20,846	21,137
Amortization of other acquired intangible assets	1,587	1,023	849	849	863
Total expenses	111,426	40,728	26,953	58,840	91,861
Pretax income	203,298	255,461	259,880	234,140	246,506
Income tax provision	40,968	57,181	58,687	53,009	53,061
Net income	$162,330	$198,280	$201,193	$181,131	$193,445
Diluted net income per share	$1.01	$1.20	$1.15	$1.01	$1.07
Selected Mortgage Key Ratios

	2022				2021
	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Loss ratio (1)	(18.9)%	(41.5)%	(46.2)%	(34.3)%	(18.6)%
Expense ratio (2)	27.3%	26.1%	26.2%	27.2%	25.6%
(1)	For our Mortgage segment, calculated as provision for losses expressed as a percentage of net premiums earned. See Exhibit E for additional information.
(2)

For our Mortgage segment, calculated as operating expenses, (which include policy acquisition costs and other operating expenses, as well as allocated corporate operating expenses), expressed as a percentage of net premiums earned. See Exhibit E for additional information.

Radian Group Inc. and Subsidiaries Condensed Consolidated Statements of Operations Exhibit A (page 2 of 2)

	Year Ended December 31,
(In thousands, except per-share amounts)	2022	2021
Revenues:
Net premiums earned	$981,131	$1,037,183
Services revenue	92,216	125,825
Net investment income	195,658	147,909
Net gains (losses) on investments and other financial instruments	(80,733)	15,603
Other income	2,454	3,412
Total revenues	1,190,726	1,329,932
Expenses:
Provision for losses	(338,239)	20,877
Policy acquisition costs	23,918	29,029
Cost of services	82,358	103,714
Other operating expenses	381,148	323,686
Interest expense	84,454	84,344
Amortization of other acquired intangible assets	4,308	3,450
Total expenses	237,947	565,100
Pretax income	952,779	764,832
Income tax provision	209,845	164,161
Net income	$742,934	$600,671
Diluted net income per share	$4.35	$3.16
Selected Mortgage Key Ratios

	Year Ended December 31,
	2022	2021
Loss ratio (1)	(35.5)%	1.9%
Expense ratio (2)	26.7%	25.3%
(1)	For our Mortgage segment, calculated as provision for losses expressed as a percentage of net premiums earned. See Exhibit E for additional information.
(2)

For our Mortgage segment, calculated as operating expenses, (which include policy acquisition costs and other operating expenses, as well as allocated corporate operating expenses), expressed as a percentage of net premiums earned. See Exhibit E for additional information.

Radian Group Inc. and Subsidiaries Net Income Per Share Trend Schedule Exhibit B

The calculation of basic and diluted net income per share was as follows.

	2022							2021
(In thousands, except per-share amounts)	Qtr 4	Qtr 3		Qtr 2		Qtr 1		Qtr 4
Net income—basic and diluted	$162,330	$198,280	.	$201,193	.	$181,131	.	$193,445
Average common shares outstanding—basic	158,357	162,506	.	173,705	.	176,816	.	179,500
Dilutive effect of stock-based compensation arrangements (1)	2,450	2,232		1,714		2,263		1,628
Adjusted average common shares outstanding—diluted	160,807	164,738		175,419		179,079		181,128
Basic net income per share	$1.03	$1.22		$1.16		$1.02		$1.08
Diluted net income per share	$1.01	$1.20	.	$1.15	.	$1.01	.	$1.07
(1)	The following number of shares of our common stock equivalents issued under our share-based compensation arrangements were not included in the calculation of diluted net income per share because they would be anti-dilutive.
	2022				2021
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Shares of common stock equivalents	—	—	189	—	35
	Year Ended December 31,
(In thousands, except per-share amounts)	2022	2021
Net income - basic and diluted	$742,934	$600,671
Average common shares outstanding—basic	167,930	188,370
Dilutive effect of stock-based compensation arrangements (1)	2,734	1,893
Adjusted average common shares outstanding—diluted	170,664	190,263
Basic net income per share	$4.42	$3.19
Diluted net income per share	$4.35	$3.16
(1)	The following number of shares of our common stock equivalents issued under our share-based compensation arrangements were not included in the calculation of diluted net income per share because they would be anti-dilutive:
	Year Ended December 31,
(In thousands)	2022	2021
Shares of common stock equivalents	—	28
Radian Group Inc. and Subsidiaries Condensed Consolidated Balance Sheets Exhibit C

	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands, except per-share amounts)	2022	2022	2022	2022	2021
Assets
Investments	$5,693,491	$5,591,881	$5,906,147	$6,334,950	$6,513,542
Cash	56,183	54,701	135,262	131,853	151,145
Restricted cash	377	1,107	561	1,651	1,475
Accrued investment income	40,093	38,596	35,774	35,531	32,812
Accounts and notes receivable	119,834	174,041	166,380	142,579	124,016
Reinsurance recoverable	25,633	30,569	39,876	55,015	67,896
Deferred policy acquisition costs	18,460	17,920	16,983	16,383	16,317
Property and equipment, net	70,981	75,740	74,874	75,275	75,086
Goodwill and other acquired intangible assets, net	15,285	16,873	17,895	18,744	19,593
Prepaid federal income taxes	596,368	526,123	466,123	354,123	354,123
Other assets	427,024	458,292	414,412	449,642	483,180
Total assets	$7,063,729	$6,985,843	$7,274,287	$7,615,746	$7,839,185
Liabilities and stockholders’ equity
Unearned premiums	$271,479	$285,290	$298,991	$312,013	$329,090
Reserve for losses and loss adjustment expense	426,843	483,664	594,808	727,247	828,642
Senior notes	1,413,504	1,412,473	1,411,458	1,410,458	1,409,473
Other borrowings	155,822	153,550	184,284	148,983	150,983
Reinsurance funds withheld	152,067	218,777	223,649	225,363	228,078
Net deferred tax liability	391,083	335,374	324,866	324,004	337,509
Other liabilities	333,604	358,665	305,269	320,114	296,614
Total liabilities	3,144,402	3,247,793	3,343,325	3,468,182	3,580,389
Common stock	176	176	186	193	194
Treasury stock	(930,643)	(930,396)	(930,284)	(920,958)	(920,798)
Additional paid-in capital	1,519,641	1,513,615	1,698,490	1,871,763	1,878,372
Retained earnings	3,786,952	3,656,870	3,491,675	3,326,119	3,180,935
Accumulated other comprehensive income (loss)	(456,799)	(502,215)	(329,105)	(129,553)	120,093
Total stockholders’ equity	3,919,327	3,738,050	3,930,962	4,147,564	4,258,796
Total liabilities and stockholders’ equity	$7,063,729	$6,985,843	$7,274,287	$7,615,746	$7,839,185
Shares outstanding	157,056	157,058	166,388	174,648	175,421
Book value per share	$24.95	$23.80	$23.63	$23.75	$24.28
Debt to capital ratio (1)	26.5%	27.4%	26.4%	25.4%	24.9%
Risk to capital ratio-Radian Guaranty only	10.7:1	11.1:1	11.9:1	12.1:1	11.1:1
(1)	Calculated as senior notes divided by senior notes and stockholders' equity.
Radian Group Inc. and Subsidiaries Net Premiums Earned Exhibit D (page 1 of 2)

	2022				2021
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Premiums earned
Direct - Mortgage
Premiums earned, excluding revenue from cancellations	$247,880	$250,140	$249,936	$243,600	$248,704
Single Premium Policy cancellations	5,756	6,705	6,894	14,696	20,530
Total direct - Mortgage	253,636	256,845	256,830	258,296	269,234
Assumed - Mortgage (1)	(56)	1,211	1,539	1,331	1,470
Ceded - Mortgage
Premiums earned, excluding revenue from cancellations	(35,773)	(38,879)	(28,565)	(27,339)	(28,333)
Single Premium Policy cancellations (2)	(1,676)	(1,844)	(1,965)	(4,192)	(5,905)
Profit commission - other (3)	13,802	17,864	19,070	17,078	13,199
Total ceded premiums - Mortgage (4)	(23,647)	(22,859)	(11,460)	(14,453)	(21,039)
Net premiums earned - Mortgage	229,933	235,197	246,909	245,174	249,665
Net premiums earned - homegenius	2,894	5,025	6,983	9,016	11,772
Net premiums earned	$232,827	$240,222	$253,892	$254,190	$261,437
(1)	Represents premiums from our participation in certain credit risk transfer programs. In the fourth quarter of 2022, we novated this insured risk to an unrelated third-party reinsurer, which assumed all rights, interests, liabilities and obligations related to our participation in these programs on a prospective basis.
(2)	Includes the impact of related profit commissions.
(3)	The amounts represent the profit commission on the Single Premium QSR Program and 2022 QSR Agreement, excluding the impact of Single Premium Policy cancellations.
(4)	See Exhibit K for additional information on ceded premiums for our various reinsurance programs.
Radian Group Inc. and Subsidiaries Net Premiums Earned Exhibit D (page 2 of 2)

	Year Ended December 31,
(In thousands)	2022	2021
Premiums earned
Direct - Mortgage
Premiums earned, excluding revenue from cancellations	$991,556	$988,472
Single Premium Policy cancellations	34,051	116,224
Total direct - Mortgage	1,025,607	1,104,696
Assumed - Mortgage (1)	4,025	7,066
Ceded - Mortgage
Premiums earned, excluding revenue from cancellations	(130,556)	(108,692)
Single Premium Policy cancellations (2)	(9,677)	(33,388)
Profit commission - other (3)	67,814	28,600
Total ceded premiums - Mortgage (4)	(72,419)	(113,480)
Net premiums earned - Mortgage	957,213	998,282
Net premiums earned - homegenius	23,918	38,901
Net premiums earned	$981,131	$1,037,183
(1)	Represents premiums from our participation in certain credit risk transfer programs. In the fourth quarter of 2022, we novated this insured risk to an unrelated third-party reinsurer, which assumed all rights, interests, liabilities and obligations related to our participation in these programs on a prospective basis.
(2)	Includes the impact of related profit commissions.
(3)	The amounts represent the profit commission on the Single Premium QSR Program and 2022 QSR Agreement, excluding the impact of Single Premium Policy cancellations.
(4)	See Exhibit K for additional information on ceded premiums for our various reinsurance programs.
Radian Group Inc. and Subsidiaries Segment Information Exhibit E (page 1 of 8)

Summarized financial information concerning our operating segments as of and for the periods indicated is as follows. For a definition of adjusted pretax operating income (loss), homegenius adjusted pretax operating income (loss) before allocated corporate operating expenses and homegenius adjusted gross profit, along with reconciliations to consolidated GAAP measures, see Exhibits F and G.

	Three Months Ended December 31, 2022
(In thousands)	Mortgage	homegenius	All Other (1)	Inter-segment (2)	Total
Net premiums written (3)	$227,791	$2,894	$—	$—	$230,685
Decrease in unearned premiums	2,142	—	—	—	2,142
Net premiums earned	229,933	2,894	—	—	232,827
Services revenue	328	15,207	—	(94)	15,441
Net investment income	52,165	366	6,560	—	59,091
Net gains (losses) on investments and other financial instruments	—	—	47	—	47
Other income	512	170	8	(170)	520
Total	282,938	18,637	6,615	(264)	307,926
Provision for losses	(43,509)	(90)	—	—	(43,599)
Policy acquisition costs	5,931	—	—	—	5,931
Cost of services	235	15,893	—	—	16,128
Other operating expenses before allocated corporate operating expenses (4)	20,131	27,998	3,606	(264)	51,471
Interest expense	21,580	—	14	—	21,594
Total	4,368	43,801	3,620	(264)	51,525
Adjusted pretax operating income (loss) before allocated corporate operating expenses	278,570	(25,164)	2,995	—	256,401
Allocation of corporate operating expenses	36,663	6,302	420	—	43,385
Adjusted pretax operating income (loss)	$241,907	$(31,466)	$2,575	$—	$213,016
Radian Group Inc. and Subsidiaries Segment Information Exhibit E (page 2 of 8)

	Three Months Ended December 31, 2021
(In thousands)	Mortgage	homegenius	All Other (1)	Inter-segment (2)	Total
Net premiums written (3)	$238,529	$11,772	$—	$—	$250,301
Decrease in unearned premiums	11,136	—	—	—	11,136
Net premiums earned	249,665	11,772	—	—	261,437
Services revenue	4,560	31,177	30	(74)	35,693
Net investment income	33,916	255	3,236	—	37,407
Net gains (losses) on investments and other financial instruments	—	1,509	—	—	1,509
Other income	661	—	144	—	805
Total	288,802	44,713	3,410	(74)	336,851
Provision for losses	(46,560)	369	—	(28)	(46,219)
Policy acquisition costs	7,271	—	—	—	7,271
Cost of services	3,710	24,615	8	—	28,333
Other operating expenses before allocated corporate operating expenses (4)	23,365	16,998	2,422	(46)	42,739
Interest expense	21,137	—	—	—	21,137
Total	8,923	41,982	2,430	(74)	53,261
Adjusted pretax operating income (loss) before allocated corporate operating expenses	279,879	2,731	980	—	283,590
Allocation of corporate operating expenses	33,305	4,847	373	—	38,525
Adjusted pretax operating income (loss)	$246,574	$(2,116)	$607	$—	$245,065

	Year Ended December 31, 2022
(In thousands)	Mortgage	homegenius	All Other (1)	Inter-segment (2)	Total
Net premiums written (3)	$959,872	$23,918	$—	$—	$983,790
Decrease in unearned premiums	(2,659)	—	—	—	(2,659)
Net premiums earned	957,213	23,918	—	—	981,131
Services revenue	7,390	85,158	—	(332)	92,216
Net investment income	171,221	729	23,708	—	195,658
Net gains (losses) on investments and other financial instruments	—	—	47	—	47
Other income	2,376	170	78	(170)	2,454
Total	1,138,200	109,975	23,833	(502)	1,271,506
Provision for losses	(339,374)	1,135	—	—	(338,239)
Policy acquisition costs	23,918	—	—	—	23,918
Cost of services	5,951	76,407	—	—	82,358
Other operating expenses before allocated corporate operating expenses (4)	92,756	97,775	13,269	(502)	203,298
Interest expense	84,440	—	14	—	84,454
Total	(132,309)	175,317	13,283	(502)	55,789
Adjusted pretax operating income (loss) before allocated corporate operating expenses	1,270,509	(65,342)	10,550	—	1,215,717
Allocation of corporate operating expenses	138,566	22,856	1,578	—	163,000
Adjusted pretax operating income (loss)	$1,131,943	$(88,198)	$8,972	$—	$1,052,717
Radian Group Inc. and Subsidiaries Segment Information Exhibit E (page 3 of 8)

	Year Ended December 31, 2021
(In thousands)	Mortgage	homegenius	All Other (1)	Inter-segment (2)	Total
Net premiums written (3)	$944,546	$38,901	$—	$—	$983,447
Decrease in unearned premiums	53,736	—	—	—	53,736
Net premiums earned	998,282	38,901	—	—	1,037,183
Services revenue	17,670	108,282	154	(281)	125,825
Net investment income	132,929	358	14,622	—	147,909
Net gains (losses) on investments and other financial instruments	—	1,509	—	—	1,509
Other income	2,678	—	734	—	3,412
Total	1,151,559	149,050	15,510	(281)	1,315,838
Provision for losses	19,437	1,540	—	(100)	20,877
Policy acquisition costs	29,029	—	—	—	29,029
Cost of services	13,928	89,722	64	—	103,714
Other operating expenses before allocated corporate operating expenses (4)	95,793	66,630	10,497	(181)	172,739
Interest expense	84,344	—	—	—	84,344
Total	242,531	157,892	10,561	(281)	410,703
Adjusted pretax operating income (loss) before allocated corporate operating expenses	909,028	(8,842)	4,949	—	905,135
Allocation of corporate operating expenses	127,482	18,482	1,422	—	147,386
Adjusted pretax operating income (loss)	$781,546	$(27,324)	$3,527	$—	$757,749

(1)

All Other activities include: (i) income (losses) from assets held by our holding company; (ii) related general corporate operating expenses not attributable or allocated to our reportable segments; and (iii) certain investments in new business opportunities, including activities and investments associated with Radian Mortgage Capital, and other immaterial activities.

(2)	Includes immaterial inter-segment revenue for our homegenius segment and immaterial inter-segment expenses for our Mortgage segment and All Other activities.
(3)	Net of ceded premiums written under our quota share and excess-of-loss reinsurance agreements. See Exhibit K for additional information.
(4)	Does not include impairment of long-lived assets and other non-operating items, which are not considered components of adjusted pretax operating income (loss).
Radian Group Inc. and Subsidiaries Segment Information Exhibit E (page 4 of 8)

	Mortgage
	2022				2021
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Net premiums written (1)	$227,791	$235,076	$248,645	$248,360	$238,529
(Increase) decrease in unearned premiums	2,142	121	(1,736)	(3,186)	11,136
Net premiums earned	229,933	235,197	246,909	245,174	249,665
Services revenue	328	405	2,105	4,552	4,560
Net investment income	52,165	44,842	40,197	34,017	33,916
Other income	512	589	572	703	661
Total	282,938	281,033	289,783	284,446	288,802

Provision for losses (2)	(43,509)	(97,493)	(114,179)	(84,193)	(46,560)
Policy acquisition costs	5,931	5,442	5,940	6,605	7,271
Cost of services	235	373	1,960	3,383	3,710
Other operating expenses before allocated corporate operating expenses (2) (3)	20,131	23,396	25,474	23,755	23,365
Interest expense	21,580	21,183	20,831	20,846	21,137
Total (2)	4,368	(47,099)	(59,974)	(29,604)	8,923
Adjusted pretax operating income before allocated corporate operating expenses	278,570	328,132	349,757	314,050	279,879
Allocation of corporate operating expenses	36,663	32,457	33,237	36,209	33,305
Adjusted pretax operating income	$241,907	$295,675	$316,520	$277,841	$246,574
	homegenius
	2022				2021
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Net premiums earned	$2,894	$5,025	$6,983	$9,016	$11,772
Services revenue (2)	15,207	19,812	25,261	24,878	31,177
Net investment income	366	246	99	18	255
Net gains (losses) on investments and other financial instruments	—	—	—	—	1,509
Other income (2)	170	—	—	—	—
Total (2)	18,637	25,083	32,343	33,912	44,713

Provision for losses	(90)	435	309	481	369
Cost of services	15,893	18,344	20,800	21,370	24,615
Other operating expenses before allocated corporate operating expenses (3)	27,998	26,285	23,205	20,287	16,998
Total	43,801	45,064	44,314	42,138	41,982
Adjusted pretax operating income (loss) before allocated corporate operating expenses	(25,164)	(19,981)	(11,971)	(8,226)	2,731
Allocation of corporate operating expenses	6,302	5,555	5,719	5,280	4,847
Adjusted pretax operating income (loss)	$(31,466)	$(25,536)	$(17,690)	$(13,506)	$(2,116)
Radian Group Inc. and Subsidiaries Segment Information Exhibit E (page 5 of 8)

	All Other (4)
	2022				2021
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Services revenue	$—	$—	$—	$—	$30
Net investment income	6,560	6,326	6,661	4,161	3,236
Net gains (losses) on investments and other financial instruments	47	—	—	—	—
Other income	8	70	—	—	144
Total	6,615	6,396	6,661	4,161	3,410

Cost of services	—	—	—	—	8
Other operating expenses before allocated corporate operating expenses (2) (3)	3,606	3,444	3,077	3,142	2,422
Interest expense	14	—	—	—	—
Total (2)	3,620	3,444	3,077	3,142	2,430
Adjusted pretax operating income before allocated corporate operating expenses	2,995	2,952	3,584	1,019	980
Allocation of corporate operating expenses	420	371	381	406	373
Adjusted pretax operating income (loss)	$2,575	$2,581	$3,203	$613	$607
(1)	Net of ceded premiums written under our quota share and excess-of-loss reinsurance agreements. See Exhibit K for additional information.
(2)	Includes immaterial inter-segment revenue for our homegenius segment and immaterial inter-segment expenses for our Mortgage segment and All Other activities.
(3)	Does not include impairment of long-lived assets and other non-operating items, which are not considered components of adjusted pretax operating income (loss).
(4)	All Other activities include: (i) income (losses) from assets held by our holding company; (ii) related general corporate operating expenses not attributable or allocated to our reportable segments; and (iii) certain investments in new business opportunities, including activities and investments associated with Radian Mortgage Capital, and other immaterial activities.
Radian Group Inc. and Subsidiaries Segment Information Exhibit E (page 6 of 8)

Supplemental Other Operating Expense Information by Segment

	Mortgage
	2022				2021
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Other operating expenses by type
Salaries and other base employee expenses	$28,059	$23,824	$24,420	$22,189	$23,610
Variable and share-based incentive compensation	10,419	10,186	11,524	16,697	12,649
Other general operating expenses	23,414	26,116	25,611	25,027	25,290
Ceding commissions	(5,098)	(4,273)	(2,844)	(3,949)	(4,879)
Total	$56,794	$55,853	$58,711	$59,964	$56,670
	homegenius
	2022				2021
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Other operating expenses by type
Salaries and other base employee expenses	$17,403	$13,403	$12,187	$10,375	$7,993
Variable and share-based incentive compensation	4,148	4,429	4,776	5,522	4,678
Other general operating expenses	11,670	12,158	10,162	8,571	7,851
Title agent commissions	1,079	1,850	1,799	1,099	1,323
Total	$34,300	$31,840	$28,924	$25,567	$21,845
	All Other
	2022				2021
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Other operating expenses by type
Salaries and other base employee expenses	$1,529	$1,429	$1,726	$1,613	$1,001
Variable and share-based incentive compensation	755	751	709	953	874
Other general operating expenses	1,742	1,635	1,023	982	920
Total	$4,026	$3,815	$3,458	$3,548	$2,795
Radian Group Inc. and Subsidiaries Segment Information Exhibit E (page 7 of 8)

	Inter-segment
	2022				2021
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Other operating expenses by type
Other general operating expenses	$(264)	$(165)	$(33)	$(40)	$(46)
Total	$(264)	$(165)	$(33)	$(40)	$(46)
	Total
	2022					2021
(In thousands)	Qtr 4		Qtr 3	Qtr 2	Qtr 1	Qtr 4
Other operating expenses by type
Salaries and other base employee expenses	$46,991		$38,656	$38,333	$34,177	$32,604
Variable and share-based incentive compensation	15,322		15,366	17,009	23,172	18,201
Other general operating expenses	36,562		39,744	36,763	34,540	34,015
Ceding commissions	(5,098)		(4,273)	(2,844)	(3,949)	(4,879)
Title agent commissions	1,079		1,850	1,799	1,099	1,323
Total	$94,856	(1)	$91,343	$91,060	$89,039	$81,264
(1)	Includes $11.7 million of severance and related expenses, including $10.4 million of severance expense in salaries and other base employee expenses, $0.6 million of related share-based compensation in variable and share-based incentive compensation, and $0.7 million of outplacement costs in other general operating expenses.
	Mortgage
	Year Ended December 31,
(In thousands)	2022	2021
Other operating expenses by type
Salaries and other base employee expenses	$98,492	$92,157
Variable and share-based incentive compensation	48,826	53,975
Other general operating expenses	100,168	101,850
Ceding commissions	(16,164)	(24,707)
Total	$231,322	$223,275
	homegenius
	Year Ended December 31,
(In thousands)	2022	2021
Other operating expenses by type
Salaries and other base employee expenses	$53,368	$29,959
Variable and share-based incentive compensation	18,875	19,786
Other general operating expenses	42,561	28,611
Title agent commissions	5,827	6,756
Total	$120,631	$85,112
Radian Group Inc. and Subsidiaries Segment Information Exhibit E (page 8 of 8)

	All Other
	Year Ended December 31,
(In thousands)	2022	2021
Other operating expenses by type
Salaries and other base employee expenses	$6,297	$4,343
Variable and share-based incentive compensation	3,168	3,375
Other general operating expenses	5,382	4,201
Total	$14,847	$11,919
	Inter-segment
	Year Ended December 31,
(In thousands)	2022	2021
Other operating expenses by type
Other general operating expenses	$(502)	$(181)
Total	$(502)	$(181)
	Total
	Year Ended December 31,
(In thousands)	2022		2021
Other operating expenses by type
Salaries and other base employee expenses	$158,157		$126,459
Variable and share-based incentive compensation	70,869		77,136
Other general operating expenses	147,609		134,481
Ceding commissions	(16,164)		(24,707)
Title agent commissions	5,827		6,756
Total	$366,298	(1)	$320,125
(1)	Includes $16.4 million of severance and related expenses, including $14.7 million of severance expense in salaries and other base employee expenses, $0.6 million of related share-based compensation in variable and share-based incentive compensation, and $1.1 million of outplacement costs in other general operating expenses.

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 1 of 2)
Use of Non-GAAP Financial Measures

In addition to the traditional GAAP financial measures, we have presented “adjusted pretax operating income (loss),” “adjusted diluted net operating income (loss) per share” and “adjusted net operating return on equity,” which are non-GAAP financial measures for the consolidated company, among our key performance indicators to evaluate our fundamental financial performance. These non-GAAP financial measures align with the way our business performance is evaluated by both management and by our board of directors. These measures have been established in order to increase transparency for the purposes of evaluating our operating trends and enabling more meaningful comparisons with our peers. Although on a consolidated basis adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and adjusted net operating return on equity are non-GAAP financial measures, we believe these measures aid in understanding the underlying performance of our operations. Our senior management, including our Chief Executive Officer (Radian’s chief operating decision maker), uses adjusted pretax operating income (loss) as our primary measure to evaluate the fundamental financial performance of our business segments and to allocate resources to the segments.

Adjusted pretax operating income (loss) is defined as GAAP consolidated pretax income (loss) excluding the effects of: (i) net gains (losses) on investments and other financial instruments, except for certain investments attributable to our segments; (ii) gains (losses) on extinguishment of debt; (iii) amortization and impairment of goodwill and other acquired intangible assets; and (iv) impairment of other long-lived assets and other non-operating items, such as impairment of internal-use software, gains (losses) from the sale of lines of business and acquisition-related income and expenses. Adjusted diluted net operating income (loss) per share is calculated by dividing (i) adjusted pretax operating income (loss) attributable to common stockholders, net of taxes computed using the company’s statutory tax rate, by (ii) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income (loss), net of taxes computed using the company’s statutory tax rate, by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.

Although adjusted pretax operating income (loss) excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items represent those that are: (i) not viewed as part of the operating performance of our primary activities or (ii) not expected to result in an economic impact equal to the amount reflected in pretax income (loss). These adjustments, along with the reasons for their treatment, are described below.

(1)	Net gains (losses) on investments and other financial instruments. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities, our tax and capital profile and overall market cycles. Unrealized gains and losses arise primarily from changes in the market value of our investments that are classified as trading or equity securities. These valuation adjustments may not necessarily result in realized economic gains or losses.

Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized and unrealized gains or losses and changes in fair value of other financial instruments. Except for certain investments attributable to our segments, we do not view them to be indicative of our fundamental operating activities.

(2)	Loss on extinguishment of debt. Gains or losses on early extinguishment of debt and losses incurred to purchase our debt prior to maturity are discretionary activities that are undertaken in order to take advantage of market opportunities to strengthen our financial and capital positions; therefore, we do not view these activities as part of our operating performance. Such transactions do not reflect expected future operations and do not provide meaningful insight regarding our current or past operating trends.

(3)	Amortization and impairment of goodwill and other acquired intangible assets. Amortization of acquired intangible assets represents the periodic expense required to amortize the cost of acquired intangible assets over their estimated useful lives. Acquired intangible assets are also periodically reviewed for potential impairment, and impairment adjustments are made whenever appropriate. We do not view these charges as part of the operating performance of our primary activities.

(4)	Impairment of other long-lived assets and other non-operating items. Includes activities that we do not view to be indicative of our fundamental operating activities, such as: (i) impairment of internal-use software and other long-lived assets; (ii) gains (losses) from the sale of lines of business; and (iii) acquisition-related income and expenses.

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 2 of 2)

In addition to the above non-GAAP measures for the consolidated company, we also have presented as supplemental information non-GAAP measures for our homegenius segment of adjusted pretax operating income (loss) before allocated corporate operating expenses and adjusted gross profit. Adjusted pretax operating income (loss) before allocated corporate operating expenses is calculated as adjusted pretax operating income (loss) as described above (which is the segment's ASC 280 GAAP measure of operating performance), adjusted to remove the impact of corporate allocations of other operating expenses for the homegenius segment. Adjusted gross profit is further adjusted to remove other operating expenses. For the homegenius segment, adjusted pretax operating income (loss) before allocated corporate operating expenses and adjusted gross profit are used to facilitate comparisons with other services companies, since they are widely accepted measures of performance in the services industry and are used internally as supplemental measures to evaluate the performance of our homegenius segment.

See Exhibit G for the reconciliation of the most comparable GAAP measures, consolidated pretax income (loss), diluted net income (loss) per share and return on equity to our non-GAAP financial measures for the consolidated company, adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and adjusted net operating return on equity, respectively. Exhibit G also contains the reconciliation of adjusted pretax operating income (loss) to adjusted pretax operating income (loss) before allocated corporate operating expenses and adjusted gross profit for the homegenius segment.

Total adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share, adjusted net operating return on equity, homegenius adjusted pretax operating income (loss) before allocated corporate operating expenses and homegenius adjusted gross profit should not be considered in isolation or viewed as substitutes for GAAP pretax income (loss), diluted net income (loss) per share, return on equity or net income (loss), or in the case of the homegenius non-GAAP measures, for homegenius adjusted pretax operating income (loss). Our definitions of adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share, adjusted net operating return on equity, homegenius adjusted pretax operating income (loss) before allocated corporate operating expenses and homegenius adjusted gross profit may not be comparable to similarly-named measures reported by other companies.

Radian Group Inc. and Subsidiaries Consolidated Non-GAAP Financial Measure Reconciliations Exhibit G (page 1 of 5)

Reconciliation of Consolidated Pretax Income to Adjusted Pretax Operating Income

	2022				2021
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Consolidated pretax income	$203,298	$255,461	$259,880	$234,140	$246,506
Less reconciling income (expense) items
Net gains (losses) on investments and other financial instruments (1)	6,798	(16,252)	(41,869)	(29,457)	1,516
Amortization of other acquired intangible assets	(1,587)	(1,023)	(849)	(849)	(863)
Impairment of other long-lived assets and other non-operating items (2)	(14,929)	16	565	(502)	788
Total adjusted pretax operating income (3)	$213,016	$272,720	$302,033	$264,948	$245,065
(1)	Excludes certain net gains (losses) on investments that are attributable to specific operating segments and therefore included in adjusted pretax operating income (loss).
(2)	The amounts for all the periods presented are included in other operating expenses on the Condensed Consolidated Statement of Operations in Exhibit A and primarily relate to impairments of other long-lived assets.
(3)	Total adjusted pretax operating income consists of adjusted pretax operating income (loss) for each reportable segment and All Other activities as follows.
	2022				2021
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Adjusted pretax operating income (loss)
Mortgage segment	$241,907	$295,675	$316,520	$277,841	$246,574
homegenius segment	(31,466)	(25,536)	(17,690)	(13,506)	(2,116)
All Other activities	2,575	2,581	3,203	613	607
Total adjusted pretax operating income	$213,016	$272,720	$302,033	$264,948	$245,065
Radian Group Inc. and Subsidiaries Consolidated Non-GAAP Financial Measure Reconciliations Exhibit G (page 2 of 5)

Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Operating Income Per Share

	2022				2021
	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Diluted net income per share	$1.01	$1.20	$1.15	$1.01	$1.07
Less per-share impact of reconciling income (expense) items
Net gains (losses) on investments and other financial instruments	0.04	(0.10)	(0.24)	(0.16)	0.01
Amortization of other acquired intangible assets	(0.01)	(0.01)	—	(0.01)	—
Impairment of other long-lived assets and other non-operating items	(0.09)	—	—	—	—
Income tax (provision) benefit on reconciling income (expense) items (1)	0.01	0.02	0.05	0.03	—
Difference between statutory and effective tax rates	0.01	(0.02)	(0.02)	(0.02)	(0.01)
Per-share impact of reconciling income (expense) items	(0.04)	(0.11)	(0.21)	(0.16)	—
Adjusted diluted net operating income per share (1)	$1.05	$1.31	$1.36	$1.17	$1.07
(1)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.
Reconciliation of Return on Equity to Adjusted Net Operating Return on Equity (1)

	2022				2021
	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Return on equity (1)	17.0%	20.7%	19.9%	17.2%	18.2%
Less impact of reconciling income (expense) items (2)
Net gains (losses) on investments and other financial instruments	0.7	(1.7)	(4.1)	(2.8)	0.1
Amortization of other acquired intangible assets	(0.2)	(0.1)	(0.1)	(0.1)	(0.1)
Impairment of other long-lived assets and other non-operating items	(1.6)	—	0.1	—	0.1
Income tax (provision) benefit on reconciling income (expense) items (3)	0.2	0.4	0.9	0.6	—
Difference between statutory and effective tax rates	0.3	(0.4)	(0.5)	(0.4)	(0.1)
Impact of reconciling income (expense) items	(0.6)	(1.8)	(3.7)	(2.7)	—
Adjusted net operating return on equity (3)	17.6%	22.5%	23.6%	19.9%	18.2%
(1)	Calculated by dividing annualized net income (loss) by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.
(2)	Annualized, as a percentage of average stockholders’ equity.
(3)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.
Radian Group Inc. and Subsidiaries Consolidated Non-GAAP Financial Measure Reconciliations Exhibit G (page 3 of 5)

Reconciliation of homegenius Adjusted Pretax Operating Income (Loss) to homegenius Adjusted Gross Profit

	2022				2021
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
homegenius adjusted pretax operating income (loss)	$(31,466)	$(25,536)	$(17,690)	$(13,506)	$(2,116)
Less reconciling income (expense) items
Allocation of corporate operating expenses	(6,302)	(5,555)	(5,719)	(5,280)	(4,847)
Adjusted pretax operating income (loss) before allocated corporate operating expenses	(25,164)	(19,981)	(11,971)	(8,226)	2,731
Less reconciling income (expense) items
Other operating expenses before allocated corporate operating expenses	(27,998)	(26,285)	(23,205)	(20,287)	(16,998)
homegenius adjusted gross profit	$2,834	$6,304	$11,234	$12,061	$19,729
Reconciliation of Consolidated Pretax Income to Adjusted Pretax Operating Income

	Year Ended December 31,
(In thousands)	2022	2021
Consolidated pretax income	$952,779	$764,832
Less reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments (1)	(80,780)	14,094
Amortization of other acquired intangible assets	(4,308)	(3,450)
Impairment of other long-lived assets and other non-operating items (2)	(14,850)	(3,561)
Total adjusted pretax operating income (3)	$1,052,717	$757,749
(1)	Excludes certain net gains (losses) on investments that are attributable to specific operating segments and therefore included in adjusted pretax operating income (loss).
(2)	The amounts for both periods are included in other operating expenses on the Condensed Consolidated Statement of Operations in Exhibit A and primarily relate to impairments of other long-lived assets.
(3)	Total adjusted pretax operating income consists of adjusted pretax operating income (loss) for each reportable segment and All Other activities as follows:
	Year Ended December 31,
(In thousands)	2022	2021
Adjusted pretax operating income (loss):
Mortgage segment	$1,131,943	$781,546
homegenius segment	(88,198)	(27,324)
All Other activities	8,972	3,527
Total adjusted pretax operating income	$1,052,717	$757,749
Radian Group Inc. and Subsidiaries Consolidated Non-GAAP Financial Measure Reconciliations Exhibit G (page 4 of 5)

Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Operating Income Per Share

	Year Ended December 31,
	2022	2021
Diluted net income per share	$4.35	$3.16
Less per-share impact of reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	(0.47)	0.08
Amortization of other acquired intangible assets	(0.03)	(0.02)
Impairment of other long-lived assets and other non-operating items	(0.09)	(0.02)
Income tax (provision) benefit on reconciling income (expense) items (1)	0.12	(0.01)
Difference between statutory and effective tax rates	(0.05)	(0.02)
Per-share impact of reconciling income (expense) items	(0.52)	0.01
Adjusted diluted net operating income per share (1)	$4.87	$3.15
(1)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.
Reconciliation of Return on Equity to Adjusted Net Operating Return on Equity (1)

	Year Ended December 31,
	2022	2021
Return on equity (1)	18.2%	14.1%
Less impact of reconciling income (expense) items: (2)
Net gains (losses) on investments and other financial instruments	(2.0)	0.4
Amortization of other acquired intangible assets	(0.1)	(0.1)
Impairment of other long-lived assets and other non-operating items	(0.4)	(0.1)
Income tax (provision) benefit on reconciling income (expense) items (3)	0.5	—
Difference between statutory and effective tax rates	(0.1)	(0.1)
Impact of reconciling income (expense) items	(2.1)	0.1
Adjusted net operating return on equity (3)	20.3%	14.0%
(1)	Calculated by dividing net income by average stockholders’ equity.
(2)	As a percentage of average stockholders’ equity.
(3)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.
Radian Group Inc. and Subsidiaries Consolidated Non-GAAP Financial Measure Reconciliations Exhibit G (page 5 of 5)

Reconciliation of homegenius Adjusted Pretax Operating Income (Loss) to homegenius Adjusted Gross Profit

	Year Ended December 31,
(In thousands)	2022	2021
homegenius adjusted pretax operating income (loss)	$(88,198)	$(27,324)
Less reconciling income (expense) items:
Allocation of corporate operating expenses	(22,856)	(18,482)
Adjusted pretax operating income (loss) before allocated corporate operating expenses	(65,342)	(8,842)
Less reconciling income (expense) items:
Other operating expenses before allocated corporate operating expenses	(97,775)	(66,630)
homegenius adjusted gross profit	$32,433	$57,788

On a consolidated basis, “adjusted pretax operating income (loss),” “adjusted diluted net operating income (loss) per share” and “adjusted net operating return on equity” are measures not determined in accordance with GAAP. In addition, “homegenius adjusted pretax operating income (loss) before allocated corporate operating expenses" and "homegenius adjusted gross profit" are also non-GAAP measures. These measures should not be considered in isolation or viewed as substitutes for GAAP pretax income (loss), diluted net income (loss) per share, return on equity or net income (loss), or in the case of the homegenius non-GAAP measures, for homegenius adjusted pretax operating income (loss).

Our definitions of adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share, adjusted net operating return on equity, homegenius adjusted pretax operating income (loss) before allocated corporate operating expenses and homegenius adjusted gross profit may not be comparable to similarly-named measures reported by other companies. See Exhibit F for additional information on our consolidated non-GAAP financial measures.

Radian Group Inc. and Subsidiaries Mortgage Supplemental Information - New Insurance Written Exhibit H

	2022				2021
($ in millions)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
New insurance written (“NIW”)	$12,859	$17,616	$18,935	$18,655	$23,710
Total borrower-paid NIW	99.3%	99.1%	99.2%	99.2%	99.4%
NIW by premium type
Direct monthly and other recurring premiums	94.8%	95.5%	95.4%	94.5%	93.5%
Direct single premiums (1)	5.2	4.5	4.6	5.5	6.5
Total NIW	100.0%	100.0%	100.0%	100.0%	100.0%
NIW for purchases	98.3%	98.4%	97.1%	91.4%	91.1%
NIW for refinances	1.7%	1.6%	2.9%	8.6%	8.9%
NIW by FICO score (2)
>=740	59.4%	63.3%	59.6%	57.1%	53.8%
680-739	33.1	28.5	32.3	35.7	36.9
620-679	7.5	8.2	8.1	7.2	9.3
Total NIW	100.0%	100.0%	100.0%	100.0%	100.0%
NIW by LTV
95.01% and above	15.5%	18.3%	17.7%	14.6%	16.3%
90.01% to 95.00%	40.8	37.1	39.9	42.0	41.9
85.01% to 90.00%	29.7	28.0	26.7	29.4	28.4
85.00% and below	14.0	16.6	15.7	14.0	13.4
Total NIW	100.0%	100.0%	100.0%	100.0%	100.0%
(1)	Borrower-paid Single Premium Policies were 4.9%, 4.3%, 4.4%, 5.3% and 6.3% of NIW for the periods indicated, respectively.
(2)	For loans with multiple borrowers, the percentage of NIW by FICO score represents the lowest of the borrowers’ FICO scores.
Radian Group Inc. and Subsidiaries Mortgage Supplemental Information - Primary Insurance in Force and Risk in Force Exhibit I

	December 31,		September 30,		June 30,	March 31,		December 31,
($ in millions)	2022		2022		2022	2022		2021

Primary insurance in force	$260,994		$259,121		$254,226	$248,951		$245,972

Primary risk in force (“RIF”)	$66,094		$65,288		$63,770	$62,036		$60,913
Primary RIF by premium type
Direct monthly and other recurring premiums	87.1%		86.4%		85.6%	84.9%		83.9%
Direct single premiums (1)	12.9%		13.6%		14.4%	15.1%		16.1%
Primary RIF by FICO score (2)
>=740	57.4%		57.5%		57.2%	56.9%		56.9%
680-739	34.6		34.5		34.9	35.1		35.0
620-679	7.6		7.6		7.5	7.5		7.6
<=619	0.4		0.4		0.4	0.5		0.5
Total Primary	100.0%		100.0%		100.0%	100.0%		100.0%
Primary RIF by LTV
95.01% and above	17.1%		16.8%		16.1%	15.5%		15.1%
90.01% to 95.00%	48.4		48.4		48.7	48.9		48.9
85.01% to 90.00%	27.2		27.2		27.4	27.6		27.7
85.00% and below	7.3		7.6		7.8	8.0		8.3
Total	100.0%		100.0%		100.0%	100.0%		100.0%
Primary RIF by policy year
2008 and prior	3.5%		3.7%		4.0%	4.3%		4.7%
2009 - 2016	6.7		7.4		8.3	9.3		10.8
2017	3.3		3.5		3.9	4.3		4.9
2018	3.5		3.7		4.1	4.6		5.2
2019	6.7		7.1		7.7	8.6		9.7
2020	21.6		23.0		25.0	27.2		29.2
2021	29.5		30.6		32.1	34.0		35.5
2022	25.2		21.0		14.9	7.7		—
Total	100.0%		100.0%		100.0%	100.0%		100.0%

Persistency Rate (12 months ended)	79.6%		75.9%		71.7%	68.0%		64.3%
Persistency Rate (quarterly, annualized) (3)	84.1%	(4)	81.6%	(4)	79.8%	76.9%	(4)	71.7%
(1)	Borrower-paid Single Premium Policies were 7.7%, 7.9%, 8.1%, 8.4% and 8.5% of primary RIF for the periods indicated, respectively.
(2)	For loans with multiple borrowers, the percentage of primary RIF by FICO score represents the lowest of the borrowers’ FICO scores.
(3)	The Persistency Rate on a quarterly, annualized basis is calculated based on loan-level detail for the quarter ending as of the date shown. It may be impacted by seasonality or other factors, including the level of refinance activity during the applicable periods and may not be indicative of full-year trends.
(4)	The Persistency Rate was reduced by an increase in cancellations of Single Premium Policies due to increased cancellations identified by our ongoing servicer monitoring process for Single Premium Policies.
Radian Group Inc. and Subsidiaries Mortgage Supplemental Information - Claims and Reserves, Default Statistics Exhibit J

	2022				2021
($ in thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Net claims paid (1)
Primary claims paid	$3,821	$3,606	$3,659	$5,153	$4,300
Pool and other	(49)	(420)	(396)	(415)	(462)
Subtotal	3,772	3,186	3,263	4,738	3,838
Impact of commutations and settlements (2)	4,582	1,317	—	—	6,549
Total net claims paid	$8,354	$4,503	$3,263	$4,738	$10,387
Total average net primary claims paid (1) (3)	$51.6	$45.1	$41.6	$41.6	$47.8
Average direct primary claims paid (3) (4)	$52.7	$45.2	$41.9	$42.1	$49.1
(1)	Includes the impact of reinsurance recoveries and LAE.
(2)	Includes payments to commute mortgage insurance coverage on certain performing and non-performing loans.
(3)	Calculated without giving effect to the impact of commutations and settlements.
(4)	Before reinsurance recoveries.
	December 31,	September 30,	June 30,	March 31,	December 31,
($ in thousands, except per default amounts)	2022	2022	2022	2022	2021
Reserve for losses by category (1)
Mortgage reserves
Primary case reserves	$398,874	$454,726	$562,436	$691,090	$790,380
LAE	10,041	11,443	14,147	17,367	19,859
IBNR	2,128	2,229	2,424	2,539	2,886
Total primary reserves	411,043	468,398	579,007	710,996	813,125
Total pool reserves	9,740	9,175	9,756	10,330	9,826
Total 1st lien reserves	420,783	477,573	588,763	721,326	822,951
Other	172	174	184	184	185
Total Mortgage reserves	420,955	477,747	588,947	721,510	823,136
homegenius reserves	5,888	5,917	5,861	5,737	5,506
Total reserves	$426,843	$483,664	$594,808	$727,247	$828,642
Primary reserve per primary default excluding IBNR and other	$18,661	$22,122	$26,380	$27,776	$27,884
(1)	Includes ceded losses on reinsurance transactions, which are expected to be recovered and are included in the reinsurance recoverables reported in our condensed consolidated balance sheets.
	December 31,	September 30,	June 30,	March 31,	December 31,
	2022	2022	2022	2022	2021
Default Statistics
Primary Insurance
Number of insured loans	1,003,183	1,004,305	998,520	994,721	999,203
Number of loans in default	21,913	21,077	21,861	25,510	29,061
Percentage of loans in default	2.18%	2.10%	2.19%	2.56%	2.91%
Radian Group Inc. and Subsidiaries Mortgage Supplemental Information - Reinsurance Programs Exhibit K

	2022				2021
($ in thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
2022 and 2012 QSR Agreements (1)
Ceded premiums written (2)	$6,770	$10,363	$253	$306	$381
% of premiums written	2.8%	4.2%	0.1%	0.1%	0.1%
Ceded premiums earned	$5,570	$4,036	$360	$491	$584
% of premiums earned	2.2%	1.5%	0.1%	0.2%	0.2%
Ceding commissions earned (3)	$2,128	$1,609	$127	$537	$582
Profit commission	$4,433	$4,008	$—	$—	$—
Ceded losses	$736	$(235)	$(917)	$(720)	$(358)
Single Premium QSR Program
Ceded premiums written (2)	$(11,523)	$(19,303)	$(21,806)	$(22,386)	$(8,051)
% of premiums written	(4.8)%	(7.7)%	(8.6)%	(8.9)%	(3.1)%
Ceded premiums earned	$114	$(3,465)	$(8,297)	$(3,731)	$2,532
% of premiums earned	—%	(1.3)%	(3.1)%	(1.4)%	0.9%
Ceding commissions earned (3)	$3,530	$3,153	$3,287	$4,586	$5,706
Profit commission	$11,159	$16,074	$21,447	$22,075	$20,290
Ceded losses	$(5,587)	$(9,049)	$(14,120)	$(11,868)	$(7,582)
Excess-of-Loss Program
Ceded premiums written	$16,691	$18,114	$18,151	$16,164	$20,508
% of premiums written	6.9%	7.3%	7.2%	6.4%	7.9%
Ceded premiums earned	$17,924	$22,184	$19,292	$17,588	$17,817
% of premiums earned	7.0%	8.4%	7.3%	6.5%	6.3%
Ceded RIF (4)
Single Premium QSR Program	$4,076,690	$4,273,500	$4,665,020	$4,855,228	$5,228,037
Excess-of-Loss Program	1,866,808	1,940,126	2,076,121	2,199,919	2,295,954
2022 QSR Agreement	3,307,429	2,710,247	—	—	—
2012 QSR Agreements	142,364	160,106	175,046	186,930	207,106
Total Ceded RIF	$9,393,291	$9,083,979	$6,916,187	$7,242,077	$7,731,097
PMIERs impact - reduction in Minimum Required Assets
Excess-of-Loss Program	$665,617	$732,895	$785,705	$881,917	$995,171
Single Premium QSR Program	231,339	243,911	268,847	286,706	314,183
2022 QSR Agreement	233,532	189,408	—	—	—
2012 QSR Agreements	8,357	9,310	10,226	11,214	12,541
Total PMIERs impact	$1,138,845	$1,175,524	$1,064,778	$1,179,837	$1,321,895
(1)	Beginning with the third quarter of 2022, includes the impact of the 2022 QSR Agreement.
(2)	Net of profit commission.
(3)	Includes amounts reported in policy acquisition costs and other operating expenses. See Exhibit E for details.
(4)	Included in primary RIF.

FORWARD-LOOKING STATEMENTS

All statements in this press release that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “strategy,” “future,” “likely” or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment where new risks emerge from time to time and it is not possible for us to predict all risks that may affect us. The forward-looking statements are not guarantees of future performance, and the forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties include, without limitation:

  the health of the U.S. housing market generally and changes in economic conditions that impact the size of the insurable mortgage market, the credit performance of our insured mortgage portfolio and our business prospects, including more recently, changes resulting from inflationary pressures, the higher interest rate environment and the risks of a recession and higher unemployment rates, as well as other macroeconomic stresses such as those that may arise from the Russia-Ukraine conflict or other geopolitical events;
  changes in the way customers, investors, ratings agencies, regulators or legislators perceive our performance, financial strength and future prospects;
  Radian Guaranty Inc.’s (“Radian Guaranty”) ability to remain eligible under the Private Mortgage Insurer Eligibility Requirements (the “PMIERs”) to insure loans purchased by Fannie Mae and Freddie Mac (collectively, the “GSEs”);
  our ability to maintain an adequate level of capital in our insurance subsidiaries to satisfy current and future regulatory requirements;
  changes in the charters or business practices of, or rules or regulations imposed by or applicable to, the GSEs or loans purchased by the GSEs, which may include changes in furtherance of housing policy objectives such as the accessibility and affordability of homeownership for low-and moderate-income borrowers and underrepresented communities, or changes in the requirements for Radian Guaranty to remain an approved insurer to the GSEs, such as changes in the PMIERs or the GSEs’ interpretation and application of the PMIERs or other applicable requirements;
  the effects of the Enterprise Regulatory Capital Framework, which establishes a new regulatory capital framework for the GSEs, and which, as finalized, increases the capital requirements for the GSEs, and among other things, could impact the GSEs' operations and pricing as well as the size of the insurable mortgage market, and which may form the basis for future changes to the PMIERs to align with the Enterprise Regulatory Capital Framework;
  changes in the current housing finance system in the United States, including the roles of the Federal Housing Administration (the “FHA”), the GSEs and private mortgage insurers in this system;
  our ability to successfully execute and implement our capital plans, including our risk distribution strategy through the capital markets and traditional reinsurance markets, and to maintain sufficient holding company liquidity to meet our liquidity needs;
  our ability to successfully execute and implement our business plans and strategies, including plans and strategies that may require GSE and/or regulatory approvals and licenses, that are subject to complex compliance requirements that we may be unable to satisfy, or that may expose us to new risks, including those that could impact our capital and liquidity positions;
  uncertainty from the discontinuance of LIBOR and transition to one or more alternative benchmarks that could cause interest rate volatility and, among other things, impact our investment portfolio, cost of debt and cost of reinsurance through mortgage insurance-linked notes transactions;
  risks related to the quality of third-party mortgage underwriting and mortgage servicing;
  a decrease in the “Persistency Rates” (the percentage of insurance in force that remains in force over a period of time) of our mortgage insurance on monthly premium products;
  competition in the private mortgage insurance industry generally, and more specifically: price competition in our mortgage insurance business, including the prevalence of formulaic, granular risk-based pricing methodologies that are less transparent than historical rate-card-based pricing practices; and competition from the FHA and the U.S. Department of Veterans Affairs as well as from other forms of credit enhancement, such as GSE-sponsored alternatives to traditional mortgage insurance;
  U.S. political conditions and legislative and regulatory activity (or inactivity), including the failure to take action to increase the U.S.’s debt limit, adoption of (or failure to adopt) new laws and regulations, or changes in existing laws and regulations, or the way they are interpreted or applied;
  legal and regulatory claims, assertions, actions, reviews, audits, inquiries and investigations that could result in adverse judgments, settlements, fines, injunctions, restitutions or other relief that could require significant expenditures, new or increased reserves or have other effects on our business;
  the amount and timing of potential payments or adjustments associated with federal or other tax examinations;
  the possibility that we may fail to estimate accurately, especially in the event of an extended economic downturn or a period of extreme market volatility and economic uncertainty, the likelihood, magnitude and timing of losses in establishing loss reserves for our mortgage insurance business or to accurately calculate and/or project our Available Assets and Minimum Required Assets under the PMIERs, which will be impacted by, among other things, the size and mix of our insurance in force, the level of defaults in our portfolio, the reported status of defaults in our portfolio, (including whether they are subject to mortgage forbearance, a repayment plan or a loan modification trial period), the level of cash flow generated by our insurance operations and our risk distribution strategies;
  volatility in our financial results caused by changes in the fair value of our assets and liabilities, including with respect to our use of derivatives and within our investment portfolio;
  changes in “GAAP” (accounting principles generally accepted in the U.S.) or “SAPP” (statutory accounting principles and practices including those required or permitted, if applicable, by the insurance departments of the respective states of domicile of our insurance subsidiaries) rules and guidance, or their interpretation;
  risks associated with investments to grow our existing businesses, or to pursue new lines of business or new products and services, including our ability and related costs to develop, launch and implement new and innovative technologies and digital products and services, whether these products and services receive broad customer acceptance or will disrupt existing customer relationships, and additional financial risks related to these investments, including required changes in our investment, financing and hedging strategies, risks associated with our increased use of financial leverage, which could expose us to liquidity risks resulting from changes in the fair values of assets, and the risk that we may fail to achieve forecasted results which could result in lower or negative earnings contribution and/or impairment charges associated with intangible assets;
  the effectiveness and security of our information technology systems and digital products and services, including the risk that these systems, products or services fail to operate as expected or planned or expose us to cybersecurity or third-party risks, including due to malware, unauthorized access, cyber-attack, ransomware or other similar events;
  our ability to attract and retain key employees; and
  legal and other limitations on amounts we may receive from our subsidiaries, including dividends or ordinary course distributions under our internal tax- and expense-sharing arrangements.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, and to subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this press release. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

Contacts

For Investors
John Damian - Phone: 215.231.1383
email: john.damian@radian.com

For Media
Rashi Iyer - Phone 215.231.1167
email: rashi.iyer@radian.com